Exhibit 23.2





            Consent of Independent Registered Public Accounting Firm



The Board of Directors
Selective Insurance Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 for the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan of our reports dated March 2, 2005, with respect to the consolidated balance sheets of Selective Insurance Group, Inc. and its subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Selective Insurance Group, Inc.

/s/  KPMG LLP


New York, New York
June 2, 2005